EXHIBIT 3.2
CERTIFICATE OF MERGER
OF
TECHNOLOGY VISIONS GROUP, INC. (a Delaware corporation)
AND
SUTURA, INC. (a Delaware corporation)
It is hereby certified that:
     1. The constituent business corporations participating in the merger herein certified are:
(i)	TECHNOLOGY VISIONS GROUP, INC., which is incorporated under the laws of Delaware; and

(ii)	SUTURA, INC., which is incorporated under the laws of the State of Delaware.
     2. An Agreement and Plan of Merger (“Agreement of Merger”) has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), including requisite approvals of the Boards of Directors and Shareholders of each corporation.
     3. The surviving corporation in the merger herein certified is TECHNOLOGY VISIONS GROUP, INC., which will continue its existence as said surviving corporation under the name of “SUTURA, INC.” upon the effective date of said merger pursuant to the provisions of the DGCL.
     4. Article One of the Amended and Restated Certificate of Incorporation of TECHNOLOGY VISIONS GROUP, INC., is being amended to change the name of the surviving corporation to “Sutura, Inc.” and it shall continue to be the Certificate of Incorporation, as amended, of said surviving corporation until further amended and changed pursuant to the provisions of the DGCL.
     5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: 17080 New Hope Street, Fountain Valley, California, 92078.

     6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.
     7. The authorized capital stock of TECHNOLOGY VISIONS GROUP, INC. consists of 500,000,000 shares of common stock, $0.001 par value per share and 2,000,000 shares of Preferred Stock, $0.001 par value per share.
     8. The effective time of this Certificate of Merger between the aforesaid constituent corporations shall be August 19, 2005, 5:01 pm EDT.
Dated: August 18, 2005

TECHNOLOGY VISIONS GROUP, INC.

By:

Name:

Title:

SUTURA, INC.

By:

Name:

Title: